Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION TRANSFERS KÜSCHALL WHEELCHAIR PRODUCTION FROM SWITZERLAND TO FRANCE

ELYRIA, Ohio - (February 12, 2018) - Invacare Corporation (NYSE: IVC) today announced that it will transfer production of Küschall® manual wheelchairs from its facility in Witterswil, Switzerland to its wheelchair manufacturing facility in Fondettes, France by the end of the third quarter 2018. This move will allow the company to better optimize its wheelchair manufacturing facility in France. The front office of the Swiss facility will remain open and continue to serve as Invacare’s European headquarters and research and development center of excellence, as well as the Swiss sales office.

“This transfer is another step forward in Phase Two of our transformation, which leverages our existing global infrastructure to reduce costs and further increase efficiencies. We now have announced the transfer of localized wheelchair manufacturing production from Sweden and Switzerland to a central wheelchair manufacturing facility in France. We are creating a leading European wheelchair manufacturing facility that is centrally located to our European customers. We will maintain the high-quality product standards and great service that our customers have come to expect from us,” said Matthew E. Monaghan, chairman, president and chief executive officer.

Invacare has completed its consultations with Küschall employees and will proceed with activities to transfer wheelchair production to France. The transfer is expected to generate an incremental $1.7 million in annualized pre-tax savings in the Europe business segment. Due to this realignment, the company expects to incur restructuring charges and related operating costs of approximately $1.1 million on a pre-tax basis in the Europe business segment. Cash restructuring charges will be paid in the third quarter 2018. Consistent with the company’s commitment to minimize the impact on longstanding associates, transition assistance will be provided to affected employees.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental warning letters or enforcement actions; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives; possible adverse effects on the company’s liquidity that may result from delays in the implementation or realization of benefits from its current business initiatives; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.